Exhibit 10.2

SETTLEMENT AGREEMENT PARTIES

This Settlement Agreement ("Agreement") is entered by and between the United States of America, acting through its Department of Justice and the United States Attorney's Offices for the Districts of New Jersey and Massachusetts; and on behalf of the Office of Inspector General of the United States Department of Health and
Human Services ("HHS-OIG"), the Office of Inspector General of the United States Railroad Retirement Board ("RRB-OIG"), the
Office of the Civilian Health and Medical Program of the Uniformed Services ("Office of CHAMPUS") through the General Counsel, Office of CHAMPUS, a field activity of the Office of the Secretary of Defense, the United States Department of Defense, the Federal Employees Health Benefits Program, administered by the United States Office of Personnel Management ("OPM-OIG"), through the United States Attorney's Office for the District of Columbia; and the Medicaid programs administered by the states of California and Georgia (hereinafter collectively referred to as "the Government"); Corning Inc. ("Corning"), f/k/a MetPath Inc. ("MetPath"), MetWest Inc. ("MetWest"), and Unilab Corporation ("Unilab") (hereinafter collectively referred to as "Defendants"); and Kevin Spear and C. Jack Dowden (hereinafter referred to as "Relators"). Collectively, all of the above will be referred to as "the Parties."


PREAMBLE

A. WHEREAS, at all relevant times, Defendants owned and/or operated clinical blood testing laboratories in California; Denver, Colorado; Wallingford, Connecticut; Deerfield Beach, Florida; Detroit, Michigan; St. Louis, Missouri; and Atlanta, Georgia;

B.  WHEREAS, on or about January 27, 1995, Relators Kevin Spear and
C. Jack Dowden filed a qui tam action in the United States District Court for the Northern District of California, which was subsequently transferred to the United States District Court for the District of New Jersey, entitled United States and State of California ex rel. Spear and Dowden v. MetPath, Inc., Corning Inc., and Unilab Corp., Civil Action No. 95-2379 (WGB) ("the Civil Action"), alleging that Defendants violated the False Claims Act, 31 U.S.C.
Sections 3729-3733, and the California False Claims Act, Cal. Gov't Code Section 12650 et seq.;

C. WHEREAS, Defendants submitted or caused to be submitted claims for payment to the Medicare program, Title XVIII of the Social
Security Act, 42 U.S.C. Section 1395 et seq. and administered by the United States Department of Health and Human Services;

D. WHEREAS, Defendants submitted or caused to be submitted claims for payment to the Railroad Retirement Medicare program, Railroad Retirement Act of 1974, 45 U.S.C. Section 231 et seq., which is administered by the United States Railroad Retirement Board ("RRB");

E. WHEREAS, Defendants submitted or caused to be submitted claims for payment to the Civilian Health and Medical Program for the Uniformed Services ("CHAMPUS"), 10 U.S.C. Sections 1071-1106, which is administered by the United States Department of Defense through its component agency, the Office of CHAMPUS ("OCHAMPUS");

F. WHEREAS, Defendants submitted or caused to be submitted claims for payment to the Federal Employees Health Benefits Program, which is administered by the Office of Personnel Management ("OPM"), pursuant to 5 U.S.C. Section 8901 et seq.;

G. WHEREAS, Defendants submitted or caused to be submitted claims for payment to the Medicaid programs of the states of California and Georgia (the "Participating States");

H. WHEREAS, the Government contends that Defendants violated federal statutes and/or common law doctrines and state statutes as identified in Paragraphs 2, 6 and 7 below, by submitting claims to the Medicare Program, the RRB Medicare Program, the CHAMPUS Program, the Federal Employees Health Benefits Program, and the California and Georgia Medicaid Programs for payment for hemogram indices (designated by Current Procedural Terminology ("CPT") Codes 85029 and 85030) in conjunction with claims for Complete Blood Counts (CPT Codes 85025) starting in 1989 through the date of execution of this Agreement, at the California; Wallingford, Connecticut; Denver, Colorado; Deerfield Beach, Florida; St. Louis, Missouri; and Detroit,
Michigan laboratories; and for payment for hemogram indices in conjunction with claims for Reticulocyte Counts (CPT Code 85045) from October 1, 1993 to October 1, 1995 at the Atlanta, Georgia laboratory;

I. WHEREAS, the Government contends that the practices described in Preamble Paragraph H above resulted in the submission of false claims actionable under the False Claims Act, 31 U.S.C. Section 3729 et seq., to the Medicare Program, the Railroad Retirement Medicare Program, the CHAMPUS Program, the Federal Employees Health Benefits Program, and the California and Georgia Medicaid Programs which enabled Defendants to improperly collect federal Medicare payments, RRB Medicare program payments, CHAMPUS payments, Federal Employees Health Benefits Program payments, and Medicaid Program payments from California and Georgia;

J. WHEREAS, the Parties mutually desire to reach a full and final compromise of all civil claims the Government has or may have against Defendants based on the conduct alleged in Preamble Paragraphs H and I and in the Civil Action, and further wish to avoid the delay, expense, inconvenience and uncertainty of protracted litigation of these claims;

                    TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Defendants agree to pay to the United States and the Participating States the sum of eleven million dollars ($11,000,000) (the "Settlement Amount") and this sum shall constitute a debt immediately due and owing to the United States and the Participating States on the execution of this Agreement. This debt is to be discharged upon the following terms and conditions:

(a) Pursuant to the instructions provided by the Department of Justice, Defendant Corning shall electronically transfer six million eight hundred fifty thousand one hundred eight dollars ($6,850,108) and Defendant Unilab shall electronically transfer five hundred twenty eight thousand five hundred ninety-seven dollars ($528,597) on October 1, 1996;

(b) Pursuant to instructions provided, Defendant Unilab shall make payment of one hundred sixty two thousand forty-two dollars ($162,046) to the state of California, and Defendant Corning shall make payment of thirty four thousand nine hundred eighty nine dollars ($34,989) to the state of Georgia, on October 1, 1996;

(c) Defendant Unilab shall electronically transfer to the United States Attorney's Office for the District of New Jersey an additional six hundred fifty thousand dollars ($650,000) on or before the close of business on March 1, 1997;

(d) Defendant Unilab shall electronically transfer to the United States Attorney's Office for the District of New Jersey an additional six hundred fifty thousand dollars ($650,000) on or before the close of business on September 1, 1997;

(e) Defendant Unilab shall electronically transfer to the United
States Attorney's Office for the District of New Jersey an additional six hundred fifty thousand dollars ($650,000) on or before the close of business on March 1, 1998;

(f) Defendant Unilab shall electronically transfer to the United States Attorney's Office for the District of New Jersey an additional six hundred fifty thousand dollars ($650,000) on or before the close of business on September 1, 1998;

(g) Defendant Unilab shall electronically transfer to the United
States Attorney's Office for the District of New Jersey an additional five hundred thousand dollars ($500,000) on or before the close of business on March 1, 1999; and

(h) Defendant Unilab shall electronically transfer to the United States Attorney's Office for the District of New Jersey an additional three hundred twenty four thousand two hundred sixty dollars ($324,260) on or before the close of business on September 1, 1999;

(i) The balance of the debt described in Paragraphs 1(c) through (h) above shall, in addition, bear interest at the United States' six month Treasury Bill coupon-equivalent rate published in the Wall Street Journal as of the date most immediately prior to the date of this Settlement Agreement. Interest on the amount of the principal payment (compounded semi-annually) shall be paid concurrently on the date each respective principal payment is due.

(j) A five business day grace period will be allowed for payments due under Paragraph 1(c) through (h). However, all late payments are subject to an additional interest charge of 6% per annum during the five business day grace period, compounded daily commencing on the date payment is due. Failure by Unilab to pay any installment provided for in Paragraph 1(c) through (h) within the five business day grace period shall constitute an Event of Default. If Unilab does not cure such Event of Default by paying the total amount due, with interest, the United States may, at its option, declare this Agreement with respect to Unilab to be in default, and the full remaining unpaid balance shall become immediately due and payable, and shall bear interest at the rate of 18% per annum compounded daily from the date of Unilab's failure to cure the Event of Default. If, following an Event of Default, the United States is required to take legal action to collect any amounts due under this Agreement, Unilab will pay to the United States all reasonable costs of collection and enforcement of this Agreement, including attorneys fees and expenses.

(k) In the Event of a Default by Unilab, the United States may, upon ten business days notice to Unilab, at its option, exclude Unilab from participation in any federally-funded health care program until such time as Unilab has fully cured the default. Unilab agrees not to contest such exclusion either administratively or in any state or federal court, except based upon lack of notice, cure of the default, or court proceedings which may delay or prevent the payment of the funds required under this Agreement.

(l) As authorized by 42 U.S.C. Sections 1320a-7a(f), in the Event of Default or if Unilab declares bankruptcy, the United States may, at any time and at its option, satisfy any part of the remaining unpaid balance by offset of any monies payable to Unilab by any department, agency, or agent of the United States. The United States shall notify
the Relators, through counsel, if it takes such action.   Unilab agrees
not to contest or oppose any motion by the United States seeking relief from or modification of the automatic stay of 11 U.S.C. Section 362(a) nor to seek relief under 11 U.S.C. Section 105 to enjoin or restrain the United States from recovering monies owed by Unilab to the United States arising out of this Agreement or through any offset.

(m) Nothing in this Agreement shall preclude Unilab from prepaying any payments due under this Agreement.

(n) In the event of bankruptcy by Defendant Unilab, the United States shall have a liquidated claim in the amount of four million one hundred fourteen thousand nine hundred three dollars ($4,114,903), plus any accrued interest, less any payments already made to the United States. Should Defendant Unilab file for bankruptcy protection, Unilab will not oppose any motion by the United States that any debt, as enumerated in this Settlement Agreement, remaining to be paid to the United States is nondischargeable pursuant to 11 U.S.C. Section 523 as being a debt for money or property obtained by false representation or actual fraud.

2. Subject only to the conditions specified in Paragraph 3 below, on receipt of the payment described in Paragraph 1(a) above, the United States, on behalf of itself, its officers, agents, agencies, and departments, will release and will be deemed to have released Defendants, their parents, affiliates, divisions, trustees, subsidiaries, successors and assigns, and their present or former directors, officers, employees and shareholders from any civil or administrative monetary claims (including recoupment claims) that the United States has or may have under the False Claims Act, 31 U.S.C. Section 3729 et seq. (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. Section 3801 et seq.; the Civil Monetary Penalties Law, 42 U.S.C. Section 1320a-7a;
Titles XVIII and XIX of the Social Security Act, 42 U.S.C. Section 1395 et seq., and 42 U.S.C. Section 1395 et seq.; the FEHBP
Debarment provision, 5 U.S.C. Section 8902a; or common law for the conduct described in Paragraphs H and I of the Preamble at the laboratories identified in Paragraph A of the Preamble with respect to claims submitted or caused to be submitted to the Medicare Program, the Railroad Retirement Medicare Program, the CHAMPUS Program, the Federal Employees Health Benefits Program, and to the
Medicaid Programs of California and Georgia.

3. Notwithstanding any other provision in this Agreement, the United States specifically does not release Defendants or any other entity or individual under this Agreement from (a) any potential criminal liability arising from the subject matter of this Agreement;
(b) any potential criminal, civil or administrative claims arising under Title 26 U.S. Code (Internal Revenue Code); (c) any potential liability to the United States (or any agencies thereof) for: any conduct other than that identified in Preamble Paragraphs H and I at any laboratory identified in Preamble Paragraph A; any conduct at any laboratory not identified in Paragraph A, including any laboratory owned or operated, in whole or part, by Corning Life Sciences Inc., Damon Clinical Laboratories, Inc., Nichols Institute, and Metpath Inc.; and any conduct at any laboratory formerly owned by Damon Clinical Laboratories, except for the conduct identified in Preamble Paragraphs H and I at the Corning Atlanta laboratory for the period from October 1, 1993 to October 1, 1995; (d) any claims against any individual who is criminally indicted or convicted, or who enters into a criminal plea agreement, if the facts underlying the indictment, conviction, or plea are related to the conduct alleged in Preamble Paragraph H and I; (e) any obligations created by this Agreement;
and (f) any claims for defective or deficient services, including any claims relating to the quality of testing services by Defendants.

4. The Office of Inspector General of HHS agrees to release and refrain from instituting, directing, or maintaining any administrative claim or any action seeking exclusion from the Medicare program or State health care programs (as defined in 42 U.S.C. Section 1320a-7(h)) against Defendants, their parents, affiliates, divisions, subsidiaries, its predecessors, successors, assigns, transferees or any of their present or former directors, officers, employees, or agents under 42 U.S.C. Section 1320-7a (Civil Monetary Penalties Law); 31 U.S.C. Sections 3801-3812 (Program Fraud Civil Remedies Act); or 42 U.S.C.
Section 1320a-7(b) (permissive exclusion) for the conduct described in Preamble Paragraphs H and I at the laboratories identified in Preamble Paragraph A.

5. In conjunction with the Department of Health and Human Services, Defendants hereby agree that they will revise and develop their corporate compliance program as may be necessary.

6. On receipt of the payment described in Paragraph 1(b), the State of California, on behalf of itself, its officers, agents, agencies and departments, will release and will be deemed to have released Defendants, their parents, affiliates, divisions, trustees, subsidiaries, successors and assigns, and their present or former directors, officers, employees and shareholders from any civil or administrative monetary claims (including recoupment claims) that the State of California has or may have under the federal False Claims Act, 31 U.S.C. Section 3729 et seq. (as amended); the California False Claims Act, Cal. Govt. Code Section 12650 et seq.; and California Business and Professions Code Section 17200 et seq. which prohibits acts of unfair competition; or common law for the conduct described in Preamble Paragraphs H and I at the laboratories identified in Preamble Paragraph A with respect to claims submitted or caused to be submitted to the Medicaid (Medi-Cal) Program of California.

7. On receipt of the payment described in Paragraph 1(b), the State of Georgia, on behalf of itself, its officers, agents, agencies and departments, will release and will be deemed to have released Defendants, their parents, affiliates, divisions, trustees, subsidiaries, successors and assigns, and their present or former directors, officers, employees and shareholders from any civil or administrative monetary claims (including recoupment claims) that the State of Georgia has or may have under the federal False Claims Act, 31 U.S.C. Section 3729 et seq. (as amended); O.C.G.A. Sections 49-4-146.1(b) and (d); or common law for the conduct described in Preamble Paragraphs H and I at the laboratories identified in Preamble Paragraph A. with respect to claims submitted or caused to be submitted to the Medicaid Program of Georgia.

8. The Relators agree that the settlement of claims in this case is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. Section 3730(c)(2)(B). The United States agrees to pay Relators (a) $28,596 on behalf of the State of California as the Relators' share of the proceeds recovered pursuant to the California False Claims Act, Cal. Gov't Code Section 12650 et seq., and (b) fifteen per cent (15%) of all sums in excess of $28,596 paid to the United States pursuant to Paragraphs 1(a), 1(c) through 1(j), 1(l) through 1(n), within a reasonable time after receipt by the United
States of such payment. On receipt of the relators' share payment made pursuant to Paragraph 1(a), Relators, for themselves, their heirs, successors, and assigns, will release and will be deemed to have released and forever discharged the United States from any claims arising from or relating to the filing of the Civil Action, or, pursuant to 31 U.S.C. Section 3730(d)(1), for a share of the proceeds of the settlement of claims under this Agreement, with the exception of those claims expressly reserved in Paragraph 9; amounts recovered by the United
States from those defendants specifically named in the Civil Action through any federally-funded program other than those enumerated in Preamble Paragraphs H and I for the conduct alleged in the Civil
Action; and any obligations created by this Agreement which Relators have the right to enforce. On the United Stats' receipt of payment made pursuant to Paragraph 1(a), Relators, for themselves, their heirs, successors and assigns, will release and will be deemed to have released Defendants from any claims Relators have or may have that arise under or relate to any of the allegations in the Civil Action and/or the facts or conduct described in Preamble Paragraphs H and I.

9. Notwithstanding Paragraph 8, the Relators reserve whatever rights and claims they may have against Corning with respect to reasonable expenses, including reasonable attorneys fees and costs, incurred with the Civil Action and with respect to liabilities arising from conduct at laboratories formerly owned by Damon Clinical Laboratories with respect to the conduct described in Preamble Paragraphs H and I, not including the Corning Atlanta laboratory for its conduct after its acquisition by Corning. Whatever rights or claims the Relators may have with respect to any Corning laboratory formerly owned by Damon Clinical Laboratories (not including the Corning Atlanta laboratory after its acquisition) pursuant to United States and State of California ex rel. Spear and Dowden
v. MetPath, Inc. et al. are not affected by this Agreement.

10. This Agreement does not resolve or in any manner affect any claims that United States has or may have against the Relators arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

11. After this Agreement is executed, the Parties will notify the Court that all Parties have stipulated that the Defendants MetPath, MetWest, and Unilab be dismissed with prejudice as to the United States, the State of California and the Relators, and shall request that the remainder of the Civil Action, including any pending unresolved issues between Relators and Defendants, remain under seal and be transferred to the District of Massachusetts.

12. For government contracting purposes and for Medicare, Railroad Retirement Medicare, CHAMPUS, and state Medicaid program purposes, Defendants agree to treat as unallowable all costs (as defined in the Federal Acquisition Regulations ("FAR") Section 31.205.47(a)) incurred by or on behalf of Defendants and/or their current or former officers, directors, agents, employees, shareholders, parents, subsidiaries, divisions, predecessors and successors in connection with (a) the matters covered by this Agreement; (b) the Government's audit and investigation of the matters covered by this Agreement;
(c) Defendants' investigation, defense, and corrective actions;
(d) the negotiation and performance of this Agreement; and (e) the payments made to the United States provided for in this Agreement. These amounts shall be separately estimated and accounted for by Defendants, and Defendants will not charge such costs directly or indirectly to any contracts with the United States, or to any cost report submitted to the Medicare, Railroad Retirement Medicare, CHAMPUS, or state Medicaid Programs.

13. Nothing in this Agreement constitutes an agreement by the United States concerning the characterization of the amounts paid hereunder for purposes of any proceeding under Title 26 of the Internal
Revenue Code.

14. Defendants hereby agree that they will waive and will not assert any defense which may be based in whole or in part on the Double
Jeopardy or Excessive Fine Clauses of the Constitution or the holding or principles set forth in United States v. Halper, 490 U.S. 435 (1989), in any criminal prosecution based on the conduct alleged in Preamble Paragraph H.

15. The Parties agree that this Agreement does not constitute an admission by any person or entity, and shall not be construed as an admission by any person or entity, with respect to any issue of law or fact.

16. This Agreement shall be binding upon the Parties, their successors, assigns, and heirs.

17. The undersigned signatories for the Defendants represent and warrant that they are fully empowered and authorized by their Board of Directors to execute this Agreement. The undersigned United States signatories represent that they are signing this Agreement in their official capacity.

18. This Agreement shall become final and binding only upon signing by each respective party hereto.

19. This Agreement may not be changed, altered or modified, except in writing signed by all parties.

20. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement.

21. This Agreement is effective on the date signed by the last signatory.

            UNITED STATES OF AMERICA

FAITH S. HOCHBERG
United States Attorney
District of New Jersey

By: ___________________     Dated:
JANET S. NOLAN
Assistant United States Attorney

DONALD K. STERN
United States Attorney
District of Massachusetts

By: ___________________     Dated:
SUSAN G. WINKLER
Assistant United States Attorney

ERIC H. HOLDER
United States Attorney
District for the District of Columbia

By: ___________________     Dated:
DARA A. CORRIGAN
Assistant United States Attorney

By: ___________________     Dated:
LAURENCE J. FREEDMAN
Civil Division
United States Department of Justice


By: ____________________    Dated:
LEWIS MORRIS
Assistant Inspector General
Office of Litigation Coordination
Office of the Inspector General
U.S. Department of Health and Human Services


By: _____________________   Dated:
ROBERT D. SEAMAN
General Counsel
Office of CHAMPUS

By: _____________________   Dated:
LUCRETIA F. MYERS
Assistant Director for Insurance Programs
U.S. Office of Personnel Management

By: _____________________   Dated:
JANET S. NOLAN
Assistant U.S. Attorney
    On behalf of California
    Medicaid programs, and the Railroad
    Retirement Board


                      THE STATE OF GEORGIA

By:_______________________
MICHAEL J. BOWERS
Attorney General
The State of Georgia and the
   Georgia Medicaid Plan



                 CORNING CLINICAL LABORATORIES INC.


By: _______________________  Dated:
RAYMOND C. MARIER
Vice-President
Corning Clinical Laboratories Inc.


UNILAB CORPORATION


By: _______________________  Dated:
MARK L. BIBI
Vice-President
 Unilab Corporation



                           THE RELATORS


By: ________________________  Dated:
KEVIN SPEAR



By: ________________________  Dated:
C. JACK DOWDEN